Exhibit 99.1
Banc of California Announces the Completion of its Acquisition of Pacific Mercantile Bancorp
•Acquisition creates a business banking franchise in Southern California with over $9 billion in assets
•Three new independent directors appointed to the Board of Directors

SANTA ANA, Calif., (October 18, 2021) — Banc of California, Inc. (NYSE: BANC) (the “Company” or “Banc of California”), the holding company of Banc of California, N.A. (the “Bank”), announced today the completion of its acquisition of Pacific Mercantile Bancorp (NASDAQ: PMBC) (“Pacific Mercantile”) effective as of October 18, 2021. Following the acquisition, Banc of California will have over $9 billion in total assets. The Company announces third quarter earnings on October 21, 2021.

Jared Wolff, President & CEO of Banc of California, stated, “The Pacific Mercantile acquisition significantly enhances the growth of our business banking franchise in Southern California with the addition of approximately $980 million in gross loans, $1.3 billion in total deposits and $1.5 billion in total assets as of September 30, 2021. Moreover, we are excited to welcome Pacific Mercantile’s clients and team of highly experienced bankers into our Banc of California family.”

Mr. Wolff added, “We are very proud of the commitment and hard work of the team members of Banc of California and Pacific Mercantile who have already made significant progress in planning and integrating the two organizations and will complete the Pacific Mercantile system conversion this quarter. We expect the smooth transition of Pacific Mercantile clients to our platform and integration of our teams will enable us to deliver quickly on the compelling economic benefits of the transaction and enhance the value of our franchise.”

Under the terms of the Agreement and Plan of Merger, each Pacific Mercantile common share, other than excluded shares, was converted into the right to receive 0.50 of a share of Company common stock. The Company is issuing an aggregate of approximately 11.9 million shares of Company common stock and paying approximately $3.2 million in cash to equity award holders. The value of the total deal consideration is approximately $226 million.

In connection with the completion of the merger, two Pacific Mercantile directors, Denis P. Kalscheur and Shannon F. Eusey, have joined the Board of Directors of the Company and the Bank (the “Board”). In addition, the Company today announced the appointment of Vania Schlogel to the Board, effective October 18, 2021. Mr. Kalscheur was most recently the Chairman of the Board of Pacific Mercantile, Ms. Eusey is the Co-Founder, Chief Executive Officer and President of Beacon Pointe Advisors, and Ms. Schlogel is the Founder and Managing Partner of Atwater Capital. Barbara Fallon-Walsh, a well-respected and valued Board member, retired from both Boards effective at the closing of the merger.

These appointments, along with Ms. Fallon-Walsh’s retirement, expand the Board to 12 directors, 11 of whom are independent.

“I’m pleased to welcome Denis, Shannon and Vania as new independent directors to the Board,” said Mr. Wolff. “Each of them brings important experience and enhances the diversity of skills and viewpoints on our Board. Their respective financial and risk management expertise, deep understanding of strategy and people, and strong roots in the Southern California business community will be invaluable as we continue to drive growth and execute on our strategic initiatives.”

Ms. Fallon-Walsh is retiring following her relocation to the East Coast after having served on the Board for three years.

“We are sad to see Fallon retire and would like to thank her for her many contributions and service to the Board,” said Board Chair Bob Sznewajs. “Her leadership and guidance were instrumental in guiding the Company through its transformation.”

Exhibit 99.1
About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with one wholly-owned banking subsidiary, Banc of California, N.A. (the Bank), and had $8.0 billion in assets as of June 30, 2021, and over $9.0 billion in assets following the completion of its acquisition of Pacific Mercantile. The Bank has 39 offices including 33 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and to building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission (SEC). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “could,” “may,” “should,” “will” or other similar words and expressions are intended to identify these forward-looking statements. In addition to those, statements about the potential effects of the Pacific Mercantile Bancorp acquisition on the business, financial results and condition of Banc of California, Inc. and its subsidiaries may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond the control of Banc of California, Inc., including (i) the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Banc of California Inc. and Pacific Mercantile Bancorp operate; (ii) risk that the COVID-19 pandemic, including uncertainty and volatility in financial, commodities and other markets, and disruptions to banking and other financial activity, could harm Banc of California, Inc.’s business, financial position and results of operations, and could adversely affect the anticipated benefits of the acquisition; (iii) the ability to promptly and effectively integrate the businesses of Banc of California Inc. and Pacific Mercantile Bancorp; (iv) the reaction to the transaction of the companies’ customers, employees and counterparties; (v) diversion of management time on integration-related issues; (vi) lower than expected revenues, credit quality deterioration or a reduction in real estate values or a reduction in net earnings; and (vii) other risks that are described in Banc of California Inc.’s public filings with the SEC. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Media/Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (949) 385-8700
Lynn Hopkins, (949) 265-6599
Source: Banc of California, Inc
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